Exhibit 99.1

Focus Reaffirms Second Quarter Revenue Guidance and Revises 2007 Annual Revenue Guidance

Campbell, Calif. — June 12, 2007 — Focus Enhancements, Inc. (NASDAQ: FCSE), a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media, today reaffirmed its second quarter revenue guidance in the range of $8.5 million to $9.5 million. The company also adjusted its 2007 annual revenue guidance to reflect a shift in its UWB digital chip production schedule.

“Our TV-out chips and the Systems Business are performing within our expectations, and as a result we are reaffirming our second quarter revenue guidance,” stated Brett Moyer, president and CEO of Focus Enhancements. “Also, based on initial observations of our next generation UWB chip samples received late last week, we believe substantial improvements have been made in the performance of the technology. However, to ensure the desired level of quality, we have decided to tape-out the chip one more time prior to production. Consequently, this will shift production starts and customer shipments. We now anticipate revenue from UWB to begin late in the fourth quarter, instead of the third quarter as previously expected.”

Moyer continued, “UWB customer design activity and interest in our high performance technology remain strong. We do not expect this delay to impact our customer relations for deploying UWB commercially in 2008.”

The company anticipates total 2007 revenue in the range of $38 million to $40 million with initial UWB production revenue late in the fourth quarter. This represents a reduction from prior 2007 revenue guidance of $42 million to $44 million, with a revenue contribution of $3 million to $4 million from UWB.  The company expects the expenses related to the additional tape-out to be approximately $100,000.

About Focus Enhancements, Inc.

Focus Enhancements Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. Many of the world’s largest technology companies partner with Focus Enhancements for high performance TV encoder, UWB, and video convergence solutions. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB, and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements regarding management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology, including UWB in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, the performance and acceptance of its UWB technology when successfully moved to silicon and include the risk factors specified in the company’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the period ending March 31, 2007 as well as other filings with the SEC. These statements are based on information as of June 12, 2007 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.